CONSENT OF INDEPENDENT ACCOUNTANTS

               We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 12, 1999, relating to the financial statements appearing in Epitope, Inc.'s Annual Report on Form 10-K for the year ended September 30, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PriceWaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Portland, Oregon
March 9, 2000